[ROFIN LOGO] [GRAPHIC OMITTED]
                                                ROFIN-SINAR TECHNOLOGIES




- PRESS RELEASE -


Contact:     Katharina Manok
             Gunther Braun
             Rofin-Sinar
             734-416-0206
             - or -
             011-49-40-733-63-256



ROFIN-SINAR REPORTS RESULTS FOR THE FIRST QUARTER OF FISCAL YEAR 2007


Plymouth, MI / Hamburg, Germany -- February 1, 2007 -- Rofin-Sinar Technologies Inc. (NASDAQ: RSTI), one of the world's leading developers and manufacturers of high-performance laser beam sources and laser-based solutions, today announced results for its first fiscal quarter ended December 31, 2006.


FINANCIAL HIGHLIGHTS
(dollars in thousands, except per share data)

                    Three months ended
                    12/31/06  12/31/05  % Change
                    --------  --------  ---------
Net sales           $111,745  $ 95,421   +  17 %
Net income          $ 11,493  $ 11,357   +   1 %
                    --------  --------
Earnings per share
  Diluted basis     $   0.73  $   0.73


   The diluted earnings per share calculation is based on the weighted-average shares outstanding and the potential dilution from common stock equivalents (stock options) for December 31, 2005, which was 15.5 million and includes $0.7 million ($0.6 million net of tax) of stock compensation expense under SFAS 123R. For the quarter ended December 31, 2006, the calculation is based on 15.8 million weighted-average shares outstanding and includes $1.7 million ($1.5 million net of tax) of stock compensation expense under SFAS 123R.


"We are very pleased with our first quarter sales and order entry", commented Gunther Braun, CEO and President of RSTI. "Order entry at a new record level, solid orders in our Macro business from the machine tool industry for various cutting and welding applications, and a new record high in quarterly order entry for our Marking and Micro business represent a solid start into fiscal year 2007. These encouraging results are a reflection of Rofin-Sinar's focus on emerging markets and industries."





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FINANCIAL REVIEW

- First Quarter -

Net sales totaled $111.7 million for the first quarter ended December 31, 2006, a 17% increase over the comparable quarter of fiscal year 2006. Gross profit totaled $45.9 million, or 41% of net sales, compared to $40.8 million, or 43% of net sales in the same period of fiscal year 2006. Net income amounted to $11.5 million, or 10% of net sales, compared to $11.4 million or 12% of net sales in the comparable quarter last fiscal year. Diluted earnings per share equaled $0.73 for the quarter based upon 15.8 million weighted-average common shares outstanding, compared to diluted earnings per share of $0.73 based upon 15.5 million weighted-average common shares outstanding for the same period last fiscal year. The first quarter net income was impacted by a $1.5 million SFAS 123R stock-based compensation expense, compared to an impact of $0.6 million in last fiscal year's first quarter.

The weakening of the US-Dollar, mainly against the Euro, resulted in an increase in net sales of $6.2 million in the first quarter.

SG&A with $20.7 million representing 19% of net sales, increased by $3.8 million compared to last fiscal year's first quarter. This was mainly due to increased investments in sales and marketing activities and higher stock-based compensation expense. Net R&D expenses increased by $0.4 million to $6.2 million compared to $5.8 million in the first quarter in fiscal year 2006 and represented 6% of net sales.

Sales of lasers for marking and micro applications increased by 15% to $57.5 million and represented 51% of total revenues. Sales of laser products used for macro applications increased by 19% to $54.2 million, accounting for the remaining 49% of total sales.

Net sales in North America increased by 7% to $30.6 million. In Europe/Asia, net sales increased by 21% to $81.1 million.

Order entry for the quarter of $119.4 million was at a new record high and resulted in an order backlog of $92.6 million on December 31, 2006.

OUTLOOK
"Our objective for the remainder of fiscal 2007 is to capitalize on the strength of our broad product portfolio that we offer in all our businesses. The strong European and Asian economies will further support our growth, compensating for the temporary softening in the North American markets," commented Peter Wirth, Executive Chairman of the Board of RSTI.

With operational headquarters in Plymouth, Michigan, and Hamburg, Germany, Rofin-Sinar Technologies Inc. designs, develops, engineers and manufactures laser sources and laser-based system solutions for a wide range of applications. With production facilities in the US, Germany, UK, Sweden, Singapore and Japan, Rofin-Sinar is one of the world's leading designers and manufacturers of industrial lasers and currently has more than 25,000 laser units installed worldwide and serves more than 3,000 customers. Rofin-Sinar's shares trade on the NASDAQ National Market System under the symbol RSTI and are listed in Germany in the "Prime Standard" of the Frankfurt Stock Exchange under ISIN US7750431022. Additional information is available on Rofin-Sinar's home page: http://www.rofin.com.




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A conference call is scheduled for 11:00 AM EST, today, Thursday, February 1,
2007. This call is also being broadcast live over the internet in listen-only mode. For a live webcast, please go to http://www.rofin.com at least 10 minutes prior to the call in order to download and install any necessary software. (For more information, please contact Delia Cannan at +1-212-889-4350 or Faisal Kanth at +44(0) 207 614 2900).

(Tables to follow)






















































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ROFIN-SINAR TECHNOLOGIES INC.
CONSOLIDATED STATEMENTS OF EARNINGS

(in thousands, except per share data)

                                    Three Months     Twelve Months
                                       Ended             Ended
                                    (unaudited)        (audited)
                               ----------------------  ----------
                               12/31/06     12/31/05    9/30/06
                               ----------  ----------  ----------
Macro                          $  54,191   $  45,625   $ 207,258
Marking/Micro                     57,554      49,796     213,632
                               ----------  ----------  ----------
Net sales                        111,745      95,421     420,890
Cost of goods sold                65,873      54,588     242,619
                               ----------  ----------  ----------
    Gross profit                  45,872      40,833     178,271
Selling, general, and
    administrative expenses       20,663      16,910      76,900
Intangibles amortization             926         859       3,532
Research and development
    expenses                       6,198       5,757      23,968
                               ----------  ----------  ----------
    Income from operations        18,085      17,307      73,871
Other expense (income)           (   704)   (    644)   (  3,683)
                               ----------  ----------  ----------
    Income before income taxes
      and minority interest       18,789      17,951      77,554
Income tax expense                 7,085       6,441      27,041
                               ----------  ----------  ----------
    Income before minority
        interest                  11,704      11,510      50,513
Minority interest                    211         153         890
                               ----------  ----------  ----------
    Net income                  $ 11,493    $ 11,357    $ 49,623
                               ==========  ==========  ==========
Net income per common share
  "diluted" basis *             $   0.73    $   0.73    $   3.16
  "basic" basis **              $   0.75    $   0.75    $   3.25


* The diluted earnings per share calculation is based on the weighted-average shares outstanding and the potential dilution from common stock equivalents (stock options) for December 31, 2005, which was 15.5 million and includes $0.7 million ($0.6 million net of tax) of stock compensation expense under SFAS 123R. For the quarter ended December 31, 2006, the calculation is based on 15.8 million weighted-average shares outstanding and includes $1.7 million ($1.5 million net of tax) of stock compensation expense under SFAS 123R.

** The basic net income per common share calculation is based on the weighted-average shares outstanding for each period presented, which was 15.4 million and 15.2 million for the fiscal quarters ending December 31, 2006 and 2005, and 15.3 million for the 12 month period ending September 30, 2006.






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ROFIN-SINAR TECHNOLOGIES INC.
CONSOLIDATED BALANCE SHEETS
(dollars in thousands)

                                                       At            At
                                                    12/31/06       9/30/06
                                                   -----------   -----------
ASSETS
  Cash, cash equivalents and
    short-term investments                         $ 185,437      $ 169,495
  Trade accounts receivable, net                      80,499         85,253
  Inventories net                                    121,453        116,965
  Other current assets                                16,289         15,843
                                                   -----------    ----------
    Total current assets                             403,678        387,556

  Net property and equipment                          37,270         36,254
  Other non-current assets                            80,710         77,711
                                                   -----------    ----------
    Total non-current assets                         117,980        113,965
                                                   -----------    ----------
    Total assets                                   $ 521,658      $ 501,521
                                                   ===========    ==========


LIABILITIES AND STOCKHOLDERS' EQUITY
  Short-term debt                                  $  15,603      $  17,327
  Accounts payable, trade                             16,733         15,702
  Other current liabilities                           69,624         71,868
                                                   -----------     ---------
    Total current liabilities                        101,960        104,897

  Long-term debt                                      18,791         18,089
  Other non-current liabilities                       20,225         20,095
                                                   -----------     ---------
    Total liabilities                                140,976        143,081
    Net stockholders' equity                         380,682        358,440
                                                   -----------     ---------
    Total liabilities and stockholders' equity     $ 521,658      $ 501,521
                                                   ===========    ==========

The Company's conference call will include discussions relative to the current quarter results and some comments regarding forward-looking guidance on future operating performance.

"Safe Harbor" Statement Under the Private Securities Litigation Reform Act.

Certain information in this press release that relates to future plans, events or performance, including statements such as we believe to capitalize on the strength of our broad product portfolio that we offer in our businesses and the strong European and Asian economies will further support our growth, compensating the softening in the North American markets is forward-looking and is subject to important risks and uncertainties that could cause actual results to differ. Actual results could differ materially based on numerous factors, including currency risk, competition, risk relating to sales growth in CO2, diode, and Nd:YAG lasers, cyclicality, conflicting patents and other intellectual property rights of fourth parties, potential infringement claims and future capital requirements, as well as other factors set fourth in our annual report on form 10-K. These forward-looking statements represent the Company's best judgment as of the date of this release based in part on preliminary information and certain assumptions which management believes to be reasonable. The Company disclaims any obligation to update these forward-looking statements.

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